Exhibit 4.2

THIS SUPPLEMENTAL INDENTURE dated as of March 31, 2021

BY AND AMONG:	CLS HOLDINGS, USA INC., a corporation existing under the laws of the State of Nevada (the “Corporation”)

AND:	ODYSSEY TRUST COMPANY, a trust company existing under the laws of the Province of Alberta (the “Warrant Agent”)

WHEREAS:

A.         The Corporation and the Warrant Agent executed a warrant indenture (the “Indenture”) dated as of December 12, 2018 providing for the issue of common share purchase warrants (the “Warrants”).

B.         Section 8.1 of the Indenture provides for the creation of indentures supplemental to the Indenture.

C.         The foregoing recitals are made as representations of the Corporation and not by the Warrant Agent.

D.         The Warrant Agent has agreed to enter into this Supplemental Indenture and to hold all rights, interests and benefits contained herein for and on behalf of those persons who are holders of Warrants issued pursuant to the Indenture as modified by this Supplemental Indenture from time to time.

NOW THEREFORE THIS SUPPLEMENTAL INDENTURE WITNESSES that for good and valuable consideration mutually given and received, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed and declared as follows:

1.

This Supplemental Indenture is supplemental to the Indenture and the Indenture shall henceforth be read in conjunction with this Supplemental Indenture and all the provisions of the Indenture, except only insofar as the same may be inconsistent with the express provisions hereof, shall apply and have the same effect as if all the provisions of the Indenture and of this Supplemental Indenture were contained in one instrument and the terms and expressions used herein shall have the same meaning as is ascribed to the corresponding terms and expressions in the Indenture.

2.	On and after the date hereof, each reference to the Indenture, as amended by this Supplemental Indenture, “this Indenture”, “this indenture”, “herein”, “hereby”,

“hereunder”, “hereof” and similar references, and each reference to the Indenture in any other agreement, certificate, document or instrument relating thereto, shall mean and refer to the Indenture as amended hereby. Except as specifically amended by this Supplemental Indenture, all other terms and conditions of the Indenture shall remain in full force and unchanged.

3.	Section 1.1 of the Indenture is amended to add the following definitions:

““U.S. Dollar”, “Dollar”, “$” or “US$” shall mean lawful currency of the United States of America;”

4.	Section 1.1 of the Indenture is amended to replace the definition of "Exercise Price" with the following:

““Exercise Price” at any time means the price at which a whole Common Share may be purchased by the exercise of a whole Warrant, which is initially $0.40 per Common Share, payable in immediately available United States funds, subject to adjustment in accordance with the provisions of Article 4;”

5.	Section 1.1 of the Indenture is amended to replace the definition of "Expiry Date" with the following:

““Expiry Date” means March 31, 2024;”

6.	References to $1.10 in the Form of Warrant and Warrant Exercise Form attached as Schedule “A” to the Indenture shall be replaced with US$0.40.

7.	Section 1.6 of the Indenture is deleted in its entirety and replaced with the following:

“1.6          Monetary References.

Whenever any amounts of money are referred to herein, such amounts shall be deemed to be in lawful money of the United States of America unless otherwise expressed.”

8.	References to “lawful money of Canada” in the Form of Warrant shall be amended to “lawful money of the United States”.

9.	The Indenture shall be and continue to be in full force and effect, unamended, except as provided herein, and the Corporation hereby confirms the Indenture in all other respects.

10.

This Supplemental Indenture shall be governed by and be construed in accordance with the laws of the Province of Alberta and shall be binding upon the parties hereto and their respective successors and assigns.

11.

This Supplemental Indenture may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date set out at the top of the first page of this Supplement Indenture.

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IN WITNESS WHEREOF the parties hereto have executed this Supplemental Indenture under the hands of their proper officers in that behalf.

CLS HOLDINGS USA, INC.
By:	/s/ Jeffrey Binder
	Name:	Jeffrey Binder
	Title:	Chief Executive Officer and Director

ODYSSEY TRUST COMPANY, as Warrant Agent
By:	/s/ Dan Sander
	Name:	Dan Sander
	Title:	Authorized Signatory

By:	/s/ Amy Douglas
	Name:	Amy Douglas
	Title:	Authorized Signatory